                                                                     EXHIBIT 5.1


                               [WGM LETTERHEAD]





                                 March 23, 2000



Viasystems Group, Inc.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105

Ladies and Gentlemen:

                  We have acted as counsel to Viasystems Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-1 (Registration No. 333-94321), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the proposed initial public offering (the "Offering") by the Company of up to 46,000,000 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company (including up to 6,000,000 shares issuable upon exercise of the underwriters' over-allotment option). The Shares are to be issued and sold by the Company pursuant to an Underwriting Agreement among the Company, Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Chase Securities Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co., Salomon Smith Barney Inc., SoundView Technology Group, Inc., Morgan Stanley & Co. International Limited, Credit Suisse First Boston (Europe) Limited, Bank of America International Limited, Bear, Stearns, International Limited, Goldman Sachs International and Salomon Brothers International Limited, substantially in the form of the draft Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement (the "Underwriting Agreement").

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, the form of the Underwriting Agreement filed as an exhibit to the Registration Statement, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates of officers and representatives of the Company.

                  Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

                  1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

                  2. The Shares have been duly authorized and, when issued and delivered to the underwriters for the Offering against payment therefor in accordance with the terms of the Underwriting Agreement following approval by the Pricing Committee of the board of directors of the Company, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Consent also is given to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                             Very truly yours,

                                             /s/ WEIL, GOTSHAL & MANGES LLP



                                       2